EXHIBIT 12.1
                                                                    ------------



                                              TRIARC COMPANIES, INC. AND SUBSIDIARIES

                                    UNAUDITED COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                            YEAR ENDED                                     NINE MONTHS ENDED
                               --------------------------------------------------------------------  -----------------------------
                               JANUARY 3,    JANUARY 2,   DECEMBER 31,  DECEMBER 30,   DECEMBER 29,  SEPTEMBER 29,   SEPTEMBER 28,
                                  1999          2000          2000          2001           2002           2002           2003
                                  ----          ----          ----          ----           ----           ----           ----
                                                                  (IN THOUSANDS EXCEPT RATIOS)
Income (loss) from
   continuing operations
   before income taxes
   and minority interests......  $ 8,019      $22,503        $  2,211      $17,410       $(16,634)      $(16,919)       $ (2,030)
Add equity in losses
   (deduct equity in
   earnings) of equity
   investees..................      (176)      (2,236)          2,423          137           (306)           625          (1,025)
Distribution of earnings
   from equity investees......        --          725             125           17             --             --             --
                                 -------      -------         -------      -------       --------      ---------        --------
                                   7,843       20,992           4,759       17,564        (16,940)       (16,294)         (3,055)
                                 -------      -------         -------      -------       --------      ---------        --------
Fixed charges:
   Interest expense...........    13,031        1,260           4,804       30,447         26,210         20,002          27,857
   Interest portion of
     rent expense (a).........     2,337        2,189           1,294        1,385          1,380          1,026           4,633
                                 -------      -------         -------      -------       --------      ---------        --------
                                  15,368        3,449           6,098       31,832         27,590         21,028          32,490
                                 -------      -------         -------      -------       --------      ---------        --------
Adjusted earnings from
   continuing operations
   before income taxes
   and minority interests.....   $23,211      $24,441         $10,857      $49,396       $ 10,650      $   4,734         $29,435
                                 =======      =======         =======      =======       ========      =========         =======

Ratio of earnings to
   fixed charges..............      1.51         7.09            1.78         1.55
                                 =======      =======         =======      =======
Amount by which earnings
   were insufficient to
   cover fixed charges (b)....                                                           $ 16,940      $  16,294         $ 3,055
                                                                                         ========      =========         =======
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(a)  Represents approximately one-third of rent expense deemed for this purpose to represent the interest component of rental payments.

(b)  Earnings were insufficient to cover fixed charges for these periods.